INDEPENDENT BUSINESS DEVELOPMENT AND CONSULTING AGREEMENT

This Independent Business Development and Consulting Agreement (the "Agreement"), effective as of the Fifteenth (15th) Day of July 2017 (the "Effective Date"), is entered into on this Twenty-Seventh (27th) Day of December 2017 by and between (a) **Cytocom, Inc.**, a Florida Corporation **(herein referred to as the "Company")**, and (b) **CSJ Group, LLC ("CSJ Group")**, a Delaware limited liability company, and the newly formed Delaware corporation, **Advanced BioStrategies, Inc. ("ABS")**, together herein referred to as the **"Advisor"**, the work for which Chad S. Johnson, Esq. **("Johnson")** shall perform all substantive services with colleagues who may be independent contractors of CSJ Group LLC and/or ABS or who become shareholders of ABS, such as David Miller, unless otherwise agreed by the Company and the Advisor (together herein referred to as the "parties", and either individually as a "party"). This shall not preclude the Advisor from hiring or contracting professional, administrative, support or other staff in the future, at the Advisor entity's sole discretion.

The parties agree that this Agreement supersedes any prior agreement(s) executed between the parties except for any non-disclosure and confidentiality agreement (including between the Company and any similar consulting entity which regards the same subject matter and/or principals).

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WHEREAS, the Company is an affiliate of Immune Therapeutics, Inc., a fully-reporting public corporation (OTCBB: IMUN), interested in the services provided, being provided, and to be provided by the Advisor;

WHEREAS, the Company desires to engage the services of the Advisor to represent and/or assist the Company in developmental, strategic, legislative and regulatory, government affairs, advocacy, corporate image, website and other corporate services concerning the Company's current and proposed activities, and to consult with management, particularly the Company's Chief Executive Officer (the "CEO"), and the Company's other independent contractors, attorneys, and professionals at the direction of the Company, concerning the Company's activities; and

WHEREAS, the Advisor wishes to provide the services described herein for the consideration provided in this Agreement.

NOW THEREFORE, in consideration of the promises and the mutual covenants and agreements hereinafter set forth, the parties hereto covenant and agree as follows:

1. Term of Consultancy. The Company hereby agrees to retain the Advisor to act in an advising capacity to the Company, and the Advisor hereby agrees to provide services to the Company, as CSJ Group LLC and Johnson have been providing since the Effective Date, for a term of 36 months (the "Term"). Unless terminated prior to the first day of the 35th month of the Term, the parties agree that the Term shall be increased by 12 months with monetary retainer and equity incentive to be negotiated by the parties, which shall be added to this Agreement as an additional written and signed exhibit or

amendment. Failure to execute a written extension through an exhibit and/or amendment prior to the first day of 37th month shall terminate this Agreement.

2. Duties of Advisor. The parties agree that the Advisor will generally provide the following services through diligent efforts during the Term specified in Section 1, above, and the Company agrees to the provision of information and support therefore. Exhibits A hereto, and by reference any such exhibits hereto are incorporated into this Agreement by reference, provide for, among other things, the Advisor's stock and stock-based compensation:

(a) Advise and consult with the Company regarding corporate development matters of the Company, including assisting with short- to long-term development of or consultation regarding (1) corporate governance, (2) composition of the board of directors and advisory groups, including recruitment of board members and members of the scientific advisory board, (3) recruitment of other key individuals, such as the chief or supervisory medical officer for HIV, (4) strategic alliances, such as through introductions that may lead to opportunities like licensing of pharmaceuticals, and (5) corporate image;

(b) Consult with and assist the Company in its legislative affairs strategies and actions at the reasonable direction of the CEO or the designee of the CEO, relating to legislative support including advocacy meetings with Members (and/or their staffs) of the United States House of Representatives and the United States Senate, proclamations, "Dear Colleague Letters," letters of support and recommendation to agencies such as the National Institute of Health (NIH), The AIDS Clinical Trials Groups (ACTG), Medicaid and The AIDS Drug Assistance Program (ADAP);

(c) Consult regarding and provide advocacy efforts with the HIV community that include: (1) meetings with activists/advocates and patients, (2) the production and placement of articles within HIV publications and websites, (3) conference operations which include networking with physicians, researchers, policy makers, organization members and other relevant individuals or groups;

(d) Assist with the Company's website content and material development;

(e) The Company commits to providing the relevant information, as deemed relevant in the Company's sole discretion, and support, broadly construed, to the Advisor that will permit the Advisor to undertake the duties described herein. If asked for relevant information by the Advisor to provide the services, the Company will not unreasonably deny such relevant information to the Advisor. Further, the parties acknowledge and understand that the Advisor may require reasonable in-house and independent professional assistance to perform the services. In such cases, the Company may acquire and provide for such assistance in a reasonable manner in consultation with the Advisor or empower the Advisor to seek such assistance at the Company's cost; and

(e) The Company acknowledges Johnson's failure to render such services or to give such advice and counsel by reason of illness or other incapacity shall not affect

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the Advisor's or Johnson's right to receive compensation as described in Section 4 during such period; provided, further, that any delay or difficulty in contacting Johnson by reason of his personal travel shall not be construed as a breach hereunder and shall not affect the Advisor's or Johnson's right to receive compensation during such period. Notwithstanding the foregoing, the Company may terminate this Agreement if the Advisor or Johnson is incapacitated for more than 30 consecutive days and such 30-day incapacitation is reasonably anticipated by the Company to continue and cause harm to the Company.

3. Allocation of Time and Energies. The Advisor hereby promises to perform and discharge faithfully the responsibilities which may be assigned to the Advisor from time to time by the CEO and other officers and duly authorized representatives of the Company in connection with the duties described in Section 2. Although no specific hours-per-day or hours-per-week requirement will be required, the Advisor and the Company agree that the Advisor will directly or indirectly perform the duties set forth herein in a diligent and professional manner and, if time spent on the services since the Effective Date are an indicator, the anticipated time commitment of Johnson is expected to be significant although inconsistent over time. It is explicitly understood that the valuation of the Company is not a measure of the Advisor's performance of its duties.

It is not the purpose of this Agreement to preclude the Advisor from accepting services or providing services that do not pose a competitive threat to the Company, if the possibility of such services is brought to the attention of the Company in writing. If the Advisor wishes to engage in a business that it believes may reasonably have a perception of conflict of interests or involve a violation of the terms of this Agreement, but the Advisor believes that the business will not pose a competitive threat to the Company, the Advisor agrees to submit to the Company in writing a request to engage in the business. Any such request must specifically refer to this Agreement. The Company agrees that it will respond to the request, and that it will not unreasonably withhold permission to engage in the business specified in the request, regardless of the terms of this Agreement, if the business sought to be engaged in does not pose a competitive threat to the Company, which shall be determined in the Company's sole, reasonable discretion.

4. Remuneration. For undertaking this engagement and for other good and valuable consideration, the Company agrees to provide monetary compensation to ABS and stock and/or stock-based compensation, including as stock options and warrants, to CSJ Group, which at execution assigns such compensation to its principal, Johnson, who may, at Johnson's sole discretion, further assign to his designees or assigns, as provided, set forth, and explained in greater detail in Exhibit A, so long as any such assignment or designation is consistent with relevant law.

The provision of monetary compensation shall be made by the Company to the Advisor on a monthly basis. The Company agrees to pay ABS an initial monthly retainer in the amount of $5,000.00 per month for the Term, subject to change as provided herein. The parties expect such monthly retainer to be paid on the first (1st) of each month in good faith (the "Due Date") via ACH or wire transfer to a domestic bank account of the Advisor's choosing to begin with the February 1, 2018 pay period, such bank account information to be provided to the Company, as follows, with any future change provided via the notice provisions of the Agreement:

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United Bank (WV)
106 West Washington Street
Charles Town, WV 25414
ABA Routing Number 056004445
Account Number 87017102
for
Advanced BioStrategies, Inc.
P.O. Box 1361
Charles Town, WV 25414
EIN # 82-3165402

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The Advisor has waved cash payments from the Effective Date through January 2018 in light of other compensation provided herein. If any retainer payment remains unpaid for twenty (20) or more calendar days following the due date, the parties agree that a past-due interest rate of ~~five~~ percent (3%) on an annualized basis may be assessed at the sole discretion of the Advisor, calculated from the due date of the retainer to the receipt of full payment of such retainer by ABS. In the alternative, the Advisor may terminate the Agreement on such non-payment consistent with the requirements of Section 15 herein.

The primary stock and stock-based compensation to Johnson from the Company, including the Company's restricted common stock and any other equity-based compensation, shall be issued, paid, provided, established, committed to in binding fashion and/or granted, as soon as possible, but no later than seven (7) days, after execution of this Agreement to the entities listed and described in Exhibit A, as may be amended up to the time of the issuance of such equity compensation. This seven-day period may be extended by the parties by mutual written agreement.

The Company intends each year to evaluate (a) ABS for a potential cash raise and/or bonus based on performance and/or (b) CSJ Group for equity or other bonus based on performance, at the Company's sole discretion. The Company understands and agrees that the Advisor has represented that it has foregone significant opportunities to accept this engagement and that the Company derives substantial benefit from the execution of this Agreement and the ability to announce its relationship with the Advisor. Once the remuneration has been paid, it will constitute payment for the Advisor's agreement to consult with the Company and will be deemed nonrefundable.

5. Non-Assignability. Neither the Company nor the Advisor, broadly construed, shall assign its rights, obligations, or its duties hereunder without the prior written consent of the other party, which shall not be unreasonably withheld. For purposes of interpretation, Johnson, as a principal of the Advisor fulfilling duties as the Advisor hereunder, for example, shall not constitute an assignment herein. Further, individuals who have been working since the Effective Date of the Agreement who are known to the Company's President, such as David Miller, are anticipated to continue such efforts and shall not fall within this non-assignability provision. The parties agree the continuation of effort by such individuals is in the best interests of the Company and the Advisor.

6. Expenses. The Advisor agrees to pay for its own ordinary operating expenses, such as telephone, postage, fax services and labor. The Company agrees to pay for all

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travel and related incidental expenses of the Advisor and any extraordinary items, such as luncheons or dinners with groups of professionals, international or special conference calls, large copying, fax, and postage jobs, and print advertisements in publications, which extraordinary items and travel and related expenses shall be approved in advance by the Company prior to the Company incurring an obligation for reimbursement.

7. Indemnification. The Company warrants and represents that all oral communications, written documents and materials furnished to the Advisor or the public by the Company with respect to legal matters, corporate structure, personnel, financial affairs, operations, profitability and strategic planning of the Company are accurate in all material respects to the best of its knowledge; this information contains no material omissions to the best of its knowledge; and the Advisor may rely upon the accuracy thereof without independent investigation to the best of the Company's knowledge. The Company will protect, indemnify and hold harmless the Advisor against any claims or litigation including any damages, liability, cost and reasonable attorney's fees as incurred with respect thereto resulting from the Advisor's communication or dissemination of any said information, documents or materials excluding any such claims or litigation resulting from the Advisor's communication or dissemination of information not provided or authorized by the Company. The Advisor warrants and represents that all oral communications, written documents, or materials furnished to third parties by the Advisor, originating with the Advisor and to the extent not mirroring material furnished by the Company, shall be accurate in all material respects to the best of the Advisor's knowledge. The Advisor will protect, indemnify and hold harmless the Company against any claims or litigation including any damages, liability, cost and reasonable attorneys' fees as incurred with respect thereto resulting from any claims or litigation resulting from the Advisor's communication or dissemination of information not provided or authorized by the Company, or from the Advisor's negligence or misconduct.

8. Representations. The Advisor represents that it is not required to maintain any licenses and registrations under federal or any state regulations necessary to perform the services set forth herein. However, the parties acknowledge that it may be useful for Johnson to maintain his membership with the Bar of the District of Columbia, of which he is a member in good standing as of the Effective Date and the date of execution of this Agreement, and such membership is anticipated to be maintained during the Term. The Advisor acknowledges that, to the best of its knowledge, the performance of the services set forth under this Agreement will not violate any rule or provision of any regulatory agency having jurisdiction over the Advisor. The Advisor further acknowledges that it is not a Securities Broker Dealer or a Registered Investment Advisor. The Company acknowledges that, to the best of its knowledge, that it has not violated any rule or provision of any regulatory agency having jurisdiction over the Company. The Company acknowledges that, to the best of its knowledge, neither the Company nor any of its officers or directors is the subject of any investigation, claim, litigation, decree or judgment involving any violation or alleged violation of the SEC or securities laws/regulations.

9. Legal Representation. The Company and the Advisor each represents that it has consulted with independent legal counsel and/or tax, financial and business advisors, to the extent that they deemed necessary to enter into this Agreement. Accordingly, no provision of this document is to be interpreted for or against any Party because that Party

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or Party's legal representative drafted it. Furthermore, the Parties acknowledge and agree to the following regarding the interpretation of this Agreement:

(a) The recitals set forth above constitute an integral part of this Agreement and are hereby incorporated by reference and made part of this Agreement.

(b) The section headings or subsection headings have been included for convenience only, are not part of this Agreement, and are not to be taken as an interpretation of any provision hereof. This Agreement may be executed in any number of counterparts, all of which when taken together shall constitute a single instrument.

10. Status as Independent Contractor. The Advisor's engagement pursuant to this Agreement shall be as an independent contractor, and not as an employee, officer or other agent of the Company. Neither party to this Agreement shall represent or hold itself out to be the employer or employee of the other. The Advisor further acknowledges that the consideration provided herein above is a gross amount of consideration and that the Company will not withhold from such consideration any amounts as to income taxes, social security payments or any other payroll taxes on a federal, state or local level. All such income and other tax payments shall be made or provided for by the Advisor, and the Company shall have no responsibility or duties regarding such matters. Neither the Company nor the Advisor possesses the authority to bind each other in any agreements without the express written consent of the entity to be bound.

11. Attorneys' Fees. If any arbitration is brought for the enforcement or interpretation of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with or related to this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs in connection with that action or proceeding, in addition to any other relief to which it or they may be entitled.

12. Waiver. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by such other party.

13. Notices. All notices, requests, and other communications hereunder shall be deemed to be duly given if presented personally or sent by U.S. mail or generally accepted overnight delivery service like FedEx, postage prepaid, signature required, addressed to the other party at the address as set forth herein and by email provided below (or at such future address and/or email that may be provided by one party to the other in writing pursuant to the provisions of this paragraph.

To the Company: 37 North Orange Ave - Suite 607 - Orlando, FL 32801 with email to noreen.griffin@immunetherapeutics.com.

To the Advisor: P.O. Box 1361, Charles Town, WV 25414 with email to chadjohnson@post.harvard.edu.

14. Choice of Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of the jurisdiction in the State of Florida, County of Orange, unless changed by mutual agreement of the parties.

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15. Termination. This Agreement may be terminated by either party on thirty (30) calendar days' written notice at any time without prejudice to any other rights or remedies either party may have, following the expiration of one year from the execution of this Agreement. Notwithstanding the foregoing, if either party is (or is alleged to be) in material breach of this Agreement, the other party shall notify the breaching party in writing specifying the nature of the breach. The breaching party shall have fifteen (15) calendar days from receipt of that notice to correct the breach. If the breach is not cured within this period, the other party may terminate this Agreement immediately by providing the breaching party with written notice of termination. In the event of a termination, the Advisor shall be entitled to receive all compensation earned through the date of termination.

16. Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the alleged breach thereof, or relating to activities or remuneration under this Agreement that is not settled between the parties within fifteen (15) calendar days, shall be settled by binding arbitration in Orange County, Florida unless otherwise agreed in writing by the parties, whether commenced by the Company or the Advisor, in accordance with the applicable rules of the American Arbitration Association, Commercial Dispute Resolution Procedures, and judgment on the award rendered by the arbitrator(s) shall be binding on the parties and may be entered in any court having jurisdiction.

17. Complete Agreement, Severability, Error Correction, Facilitating Agreement(s). This Agreement contains the entire agreement of the parties relating to the subject matter hereof. This Agreement and its terms may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought. Further, in the event of the invalidity or unenforceability of any provision of this Agreement under applicable law, the parties agree that such invalidity or unenforceability shall in no way affect the validity or enforceability of any other provisions of this Agreement. Lastly, the parties agree that should an error be included in the drafting of the Agreement, the parties will reasonably amend the Agreement to correct the error. Further, if any additional agreement(s) is required to facilitate the intentions of this Agreement, the parties agree to reasonably enter into such agreement(s).

18. Assistance in Litigation. The Advisor shall, during and after termination of services, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company regarding any litigation in which it or any of its subsidiaries or affiliates is, or may become a party; *provided, however*, that such assistance following termination shall be furnished at mutually agreeable times and for mutually agreeable compensation.

19. Waiver of Jury Trial. IN THE EVENT THAT ANY CONTROVERSY OR CLAIM IS UNABLE OR LEGALLY PRECLUDED FROM BEING DETERMINED BY BINDING ARBITRATION, THEN IN SUCH INSTANCE AND ONLY IN SUCH INSTANCE, EACH OF THE PARTIES HEREBY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO WHICH THE COMPANY AND SERVICE PROVIDER MAY BE PARTIES, ARISING OUT OF OR IN ANY WAY PERTAINING TO THIS AGREEMENT. IT IS AGREED AND UNDERSTOOD THAT

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THIS WAIVER CONSTITUTES A WAIVER OF TRIAL BY JURY OF ALL CLAIMS AGAINST ALL PARTIES TO SUCH ACTIONS OR PROCEEDINGS, INCLUDING CLAIMS AGAINST PARTIES WHO ARE NOT PARTIES HERETO. IN SUCH AN INSTANCE, ANY CONTROVERSY OR CLAIM ARISING OUT OF THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE SUBMITTED TO AN APPROPRIATE FLORIDA STATE OR FEDERAL COURT, AND ALL CLAIMS SHALL BE ADJUDICATED BY A JUDGE SITTING WITHOUT A JURY. THIS WAIVER IS KNOWINGLY, WILLINGLY AND VOLUNTARILY MADE BY EACH OF THE PARTIES.

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IN WITNESS WHEREOF, the parties have executed this Agreement effective on the day and year first above written.

AGREED TO:

Company: Cytocom, Inc.

By: ______________________________
Name: Noreen Griffin, President (Duly Authorized Agent)

Date: December 27, 2017

AND

Advisor: Advanced BioStrategies, Inc.

By: ______________________________
Name: Chad S. Johnson, Esq., President and CEO (Duly Authorized Agent)

Date: December 27, 2017

Advisor: CSJ Group, LLC

By: ______________________________
Name: Chad S. Johnson, Esq., Principal and Member (Duly Authorized Agent)

Date: December 27, 2017

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Intentionally Blank

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Exhibit A

Equity-Based Compensation Package for the Advisor

[ATTACHED]

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Exhibit A

Equity-Based Compensation: Rule 144 Restricted Common Stock

The Company, Cytocom, Inc., agrees to pay the Advisor, here more specifically to CSJ Group LLC, certain equity and/or equity-based compensation described herein for services. CSJ Group LLC, unless otherwise specified through the notice process of the Agreement, assigns all of the equity and/or equity-based compensation, described herein, to the individual Chad S. Johnson ("Johnson") (SSN to be provided, ending 7472), and Johnson may in turn assign or designate such compensation at his sole discretion, so long as consistent with applicable law. Assuming Johnson remains CSJ Group LLC's sole assignee, this compensation is paid as provided below, and should CSJ Group LLC or Johnson later choose to assign or designate its interests (or parts thereof) to another person or entity consistent with law, either this exhibit shall be interpreted as such or the parties agree to amend this exhibit accordingly for purposes of precision and clarity:

1. Restricted Rule 144 Common Shares of the Company

One million four hundred thousand fifty (1,450,000) Rule 144 restricted shares of the Company's common stock (the "Restricted Shares") pursuant to the schedule in this Section. For tax purposes, the Restricted Shares shall be valued and priced at the lower of (a) $0.007/share or fifty percent (50%) of the low price on the date of execution of the Agreement of the common shares of the Company's affiliated public company, Immune Therapeutics (OTC: IMUN). It is anticipated that Johnson shall file the required documentation pursuant to Section 83(b) within 30 days regarding these one million four hundred thousand fifty (1,450,000) Restricted Shares. As a general matter, all of the Restricted Shares shall be issued and held in escrow (the "Escrow") (for further distribution to Johnson) unless otherwise provided herein by a mutually-agreeable escrow agent identified and engaged as closely as possible to the date of execution of this Agreement but no later than five (5) business days after the execution of the Agreement, unless mutually agreed in writing by the parties. If the parties do not timely agree to the escrow agent for the Escrow, the parties agree that the Company's counsel shall make such appointment within an additional three (3) business days. and if such appointment is again not timely made, Johnson's counsel shall make such appointment for the parties as soon as possible thereafter. Any and all escrow provisions may be waived by agreement of the Parties.

Vesting or delivery of the Restricted Shares (typically from Escrow) shall occur as follows:

35% of the Restricted Shares (five hundred seven thousand five hundred (507,500) Restricted Shares) shall vest and be issued directly to Johnson as soon as possible upon execution of this Agreement without passing through the Escrow, and the remaining Restricted Shares delivered over approximately a ten (10) month period. Notwithstanding the foregoing, such 35% of the

Restricted Shares are further restricted beyond securities regulations and shall be returned to the Company should this Agreement be terminated for any reason in the first two (2) months of the execution date of the Agreement.

Ninety-four thousand two hundred fifty (94,250) Restricted Shares shall therefore vest and be delivered from Escrow to Johnson each month thereafter, beginning with the fifteenth (15th) of the month of the initial issuance and delivery of the Restricted Shares. The same additional two-month restriction described above shall apply to each monthly delivery of Restricted Shares beyond any other regulatory restrictions.

The Restricted Shares described in this Section shall be issued to Johnson with address and account information to be provided by Johnson, in book entry form. In the event of a reverse split(s) of the Company common stock during the first 12 months after issuance, additional shares shall be issued to Johnson so that there is no effect on Johnson's percentage holdings of the Company's common stock as of the date immediately prior to any Company reverse stock split and in such a manner and price for tax purposes that makes any such reverse stock split tax-neutral for Johnson.

Johnson shall be responsible to pay the federal income tax on these Restricted Shares and, as noted above, it is anticipated that Johnson shall file the required documentation pursuant to Section 83(b) within 30 days regarding the one million four hundred thousand fifty (1,450,000) Restricted Shares to Johnson or the Escrow, and Johnson shall duly notify the Company (and the IRS) of such election as mandated by law.

[End of Document]